Exhibit 28(e)

UNDERWRITING AND DISTRIBUTION AGREEMENT

THIS AGREEMENT, made as of May 1, 2012 by and between Securian Funds Trust, a Delaware statutory trust (the “Trust”) and Securian Financial Services, Inc. (the “Underwriter”).

WITNESSETH:

1. UNDERWRITING SERVICES.

The Trust hereby engages the Underwriter, and the Underwriter hereby agrees to act, as principal underwriter for the Trust in the sale and distribution of the shares of the Trust. The Underwriter agrees to offer such shares for sale at all times when such shares are available for sale and may lawfully be offered for sale and sold.

2. SALE OF TRUST SHARES.

Such shares are to be sold only on the following terms:

(a) All subscriptions, offers, or sales shall be subject to acceptance or rejection by the Trust. Any offer or sale shall be conclusively presumed to have been accepted by the Trust if the Trust shall fail to notify the Underwriter of the rejection of such offer or sales prior to the computation of the net asset value of the Trust’s shares next following receipt by the Trust of notice of such offer or sale.

(b) No share of the Trust shall be sold by the Underwriter for any consideration other than cash.

(c) Shares of the Trust are not available to the public. The Trust is available for sale only to separate accounts of Minnesota Life Insurance Company and to certain of its life insurance affiliates for the purpose of funding variable life insurance policies and variable annuity contracts (“Variable Contracts”). At the date of this Agreement, Minnesota Life and Securian Financial Services, Inc., and the Trust, through its predecessor, Advantus Series Fund, Inc., have received an order from the Securities and Exchange Commission dated December 27, 2000 (the “Order”), issued pursuant to Section 6(c) of the Investment Company Act of 1940, granting relief from Sections 9(a), 13(a), 15(a) and 15(b) of that Act and Rules 6e-2(b)(15) and 6e-3T(b)(15) thereunder so as to permit the sales of Trust shares to variable annuity and variable life separate accounts of both affiliated and unaffiliated life insurance companies and to qualified pension and retirement plans outside the separate account context, subject to the undertakings set forth in the Order. The Trust will advise Underwriter in the event of any change in the Order.

3. REGISTRATION OF SHARES.

The Trust agrees to make prompt and reasonable efforts to effect and keep in effect, at its expense, the registration or qualification of its shares for sale in such jurisdictions as the Trust may designate.

4. INFORMATION TO BE FURNISHED TO THE UNDERWRITER.

The Trust agrees that it will furnish the Underwriter with such information with respect to the affairs and accounts of the Trust as the Underwriter may from time to time reasonably require, and further agrees that the Underwriter, at all reasonable times, shall be permitted to inspect the books and records of the Trust.

5. ALLOCATION OF EXPENSES.

During the period of this contract, the Trust shall pay or cause to be paid all expenses, costs, and fees incurred by the Trust which are not assumed by the Underwriter or Advantus Capital Management, Inc., a Minnesota corporation and the Trust’s investment adviser. The Underwriter shall pay costs associated with the distribution of shares of the Trust. Distribution-related payments may include, among other things, the printing of prospectuses and reports used for sales purposes, preparing and distributing sales literature and related expenses, advertisements, education of Variable Contract owners or dealers and their representatives, trail commissions, and other distribution-related expenses, including a prorated portion of the overhead expenses of the Underwriter or the Insurance Companies which are attributable to the distribution of the Variable Contracts. Underwriter may undertake such activities directly or may compensate others for undertaking such activities. Payments made under the Plan (as defined in Section 6) may also be used to pay Insurance Companies, dealers or others for non-distribution services, including, among other things, responding to inquiries from owners of Variable Contracts regarding the Trust, printing and mailing Trust prospectuses and other shareholder communications to existing Variable Contract owners, direct communications with Variable Contract owners regarding Trust operations and portfolio composition and performance, furnishing personal services or such other enhanced services as the Trust or a Variable Contract may require, or maintaining customer accounts and records. Agreements for the payment of fees to the Underwriter, Insurance Companies or others shall be in a form which has been approved from time to time by the Trust’s Board of Trustees, including the non-interested Board members.

6. COMPENSATION TO THE UNDERWRITER

Pursuant to the Trust’s Plan of Distribution adopted in accordance with Rule 12b-1 under the 1940 Act (the “Plan”), the Trust shall pay the Underwriter a total fee each month equal to 0.25% per annum of the average daily net assets represented by shares of the Funds (and any Class thereof) of the Trust covered by the Plan to cover the costs of “distribution-related activities” and other “non-distribution services” as described in the Plan (“Distribution Expenses”). As of the date of this Agreement, only the following Funds (and Classes thereof) of the Trust are covered by the Plan:

•	Advantus Bond Fund, Class 2 only

•	Advantus Index 400 Mid-Cap Fund, Class 2 only

•	Advantus Index 500 Fund, Class 2 only

•	Advantus International Bond Fund, Class 2 only

•	Advantus Money Market Fund

•	Advantus Mortgage Securities Fund, Class 2 only

•	Advantus Real Estate Securities Fund, Class 2 only

Average daily net assets shall be computed in accordance with the Trust’s currently effective Prospectus. Amounts payable to the Underwriter under the Plan may exceed or be less than the Underwriter’s actual Distribution Expenses. In the event such Distribution Expenses exceed amounts payable to the Underwriter under the Plan, the Underwriter shall not be entitled to reimbursement by the Trust.

In each year during which this Agreement remains in effect, the Underwriter will prepare and furnish to the Board of Trustees of the Trust, and the Board will review, on a quarterly basis, written reports complying with the requirements of Rule 12b-1 under the 1940 Act that set forth the amounts expended under this Agreement and the Plan and the purposes for which those expenditures were made.

7. LIMITATION OF THE UNDERWRITER’S AUTHORITY.

The Underwriter shall be deemed to be an independent contractor and, except as specifically provided or authorized herein, shall have no authority to act for or represent the Trust.

8. SUBSCRIPTION FOR SHARES-REFUND FOR CANCELLED ORDERS.

The subscription for the shares of the Trust shall be solely from separate accounts of life insurance companies, and from qualified pension and retirement plans outside the separate account context, pursuant to the Order and the terms of the variable life insurance policies and variable annuity contracts.

9. ANTI-MONEY LAUNDERING

The Underwriter agrees to comply with all applicable anti-money laundering laws, regulations, rules and government guidance, including the reporting, recordkeeping and compliance requirements of the Bank Secrecy Act (“BSA”) as amended by the USA Patriot Act of 2011 (the “Patriot Act”), it’s implementing regulations and related Securities and Exchange Commission and self-regulatory organization rules and regulations. As required by the Patriot Act, the Underwriter agrees to implement a comprehensive anti-money laundering compliance program that includes: internal policies, procedures and controls for complying with the Patriot Act, a designated compliance officer or officers, an ongoing training program for appropriate employees; and an independent audit function.

The Underwriter also agrees to be in compliance with the economic sanctions programs administered by the U.S. Treasury Department’s Office of Foreign Assets control (“OFAC”) and has an OFAC compliance program that satisfies all applicable laws and regulations.

The Underwriter agrees to promptly notify the Trust whenever suspicious activity or OFAC matches are detected with respect to the Funds. Further, the Underwriter agrees to promptly notify the Trust in writing of any material changes in their policies.

10. INDEMNIFICATION OF THE TRUST.

The Underwriter agrees to indemnify the Trust against any and all litigation and other legal proceedings of any kind or nature and against any liability, judgment, cost, or penalty imposed as a result of such litigation or proceedings in any way arising out of or in connection with the sale or distribution of the shares of the Trust by the Underwriter. In the event of the threat or institution of any such litigation or legal proceedings against the Trust, the Underwriter shall defend such action on behalf of the Trust at its own expense, and shall pay any such liability, judgment, cost, or penalty resulting therefrom, whether imposed by legal authority or agreed upon by way of compromise and settlement; provided, however, the Underwriter shall not be required to pay or reimburse the Trust for any liability, judgment, cost, or penalty incurred as a result of information supplied by, or as the result of the omission to supply information by, the Trust to the Underwriter, or to the Underwriter by a trustee, officer, or employee of the Trust who is not an interested person of the Underwriter, unless the information so supplied or omitted was available to the Underwriter or Management without recourse to the Trust or any such person referred to above.

11. FREEDOM TO DEAL WITH THIRD PARTIES.

The Underwriter shall be free to render to others services of a nature either similar to or different from those rendered under this contract, except such as may impair its performance of the services and duties to be rendered by it hereunder.

12. EFFECTIVE DATE, DURATION AND TERMINATION OF AGREEMENT.

The effective date of this Agreement is set forth in the first paragraph of this Agreement.

Unless sooner terminated as hereinafter provided, this Agreement shall continue in effect only so long as such continuance is specifically approved at least annually (a) by the Board of Trustees of the Trust, or by the vote of the holders of a majority of the outstanding voting securities of the Trust (or such Fund or Class thereof), and (b) by a majority of the trustees who are not interested persons of the Underwriter or of the Trust cast in person at a meeting called for the purpose of voting on such approval.

This Agreement may be terminated with respect to the Trust (or any Fund or Class thereof) at any time without penalty, by vote of a majority of the outstanding Shares of the Trust (or such Fund or Class thereof) or by vote of a majority of the non-interested Board members, on not more than sixty (60) days’ written notice, or by the Underwriter on not more than sixty (60) days’ written notice, and shall terminate automatically in the event of any act that constitutes an assignment, (as defined by the provisions of the Investment Company Act of 1940, as amended) of this Agreement.

13. AMENDMENTS TO AGREEMENT.

No material amendment to this Agreement shall be effective until approved by the Underwriter and by vote of majority of the Board of Trustees of the Trust who are not interested persons of the Underwriter, and such amendment is in writing and signed by both parties.

14. NOTICES.

Any notice under this Agreement shall be in writing, addressed, delivered, or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for receipt of such notice.

15. GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota and the Federal Securities Laws.

IN WITNESS WHEREOF, The Trust and the Underwriter have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

SECURIAN FUNDS TRUST

By	/s/ David M. Kuplic
David M. Kuplic Its: President

SECURIAN FINANCIAL SERVICES, INC.

By	/s/ George I. Connolly
George I. Connolly Its: CEO & President

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